EXHIBIT 1

                                    AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                ITS NETWORKS INC.


TO  THE  SECRETARY  OF  STATE,  STATE  OF  FLORIDA:

     The undersigned, the President and the Secretary of ITS Networks Inc. (the "Corporation"), hereby certify:

     The Board of Directors of the Corporation at a meeting of duly held on January 23, 2003, adopted a resolution to amend the Articles of Incorporation, as originally filed and amended, which was duly approved by a majority of the shareholders of the Corporation on January 24, 2003. The number of votes cast by the shareholders were sufficient for approval, as follows:


     The former ARTICLE IV, CAPITAL STOCK of the Articles of Incorporation, as amended, read:

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph."

     Article  IV  is  superseded  and  fully  replaced  as  follows:

"The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph."

     THE UNDERSIGNED, being the President and the Secretary of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation, do make this amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set their hand this 24th day of January, 2003.

                                         /s/  Gustavo  Gomez
                                         ---------------------------------------
ATTEST:                                  Gustavo  Gomez,  President
/s/  Martin-Luis  Becerra
-------------------------------------
Martin-Luis  Becerra,  Secretary